UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
August 2, 2016

Quotient Technology Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36331	77-0485123
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 Logue Avenue
Mountain View, California 94043

(Address of principal executive offices)

(650) 605-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On August 2, 2016 Quotient Technology Inc., (the “Company”) issued a press release regarding its financial results for the second quarter ended June 30, 2016. The press release is furnished herewith as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced in a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2016, the Company announced that Ms. Jennifer Ceran has given notice of her intention to step down as Chief Financial Officer, effective as of August 9, 2016.

In connection with Ms. Ceran’s transition and departure, on August 2, 2016, the Company and Ms. Ceran entered into a letter agreement that confirms the terms of Ms. Ceran’s transition and termination of employment with the Company (the “Transition Agreement”). Pursuant to the terms of the Transition Agreement, Ms. Ceran has released all claims she may have against the Company and affirmed her obligations regarding Company confidential information, as well as certain nondisparagement and nonsolicitation obligations. The Transition Agreement will become effective on the 8th day after August 2, 2016, unless Ms. Ceran revokes the Transition Agreement.

The Transition Agreement provides that between August 10, 2016 and through Ms. Ceran’s actual termination of employment with the Company (the “Transition Period”), which is expected to occur on September 9, 2016, Ms. Ceran will continue to be employed by the Company as a special advisor to assist in the transition of her duties. During the Transition Period, Ms. Ceran will receive 100% of her current salary, will continue to vest in her equity awards subject to their terms, and will continue to be eligible to participate in the Company’s benefits plans, subject to their terms. Upon the completion of the Transition Period, or if Ms. Ceran voluntarily separates from the Company on or after August 9, 2016, then subject to Ms. Ceran executing and not revoking a supplemental release of claims in favor of the Company, she will receive a lump sum severance payment of $248,667, less applicable tax withholdings.

The foregoing summary of the Transition Agreement does not purport to be complete and is qualified in its entirety by the full text of the Transition Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2016, the Company announced the appointment of Mr. Ronald J. Fior, age 59, as the Company’s Chief Financial Officer (“CFO”), effective on or around August 10, 2016.

Mr. Fior served as the Chief Financial Officer for Good Technology, a mobile security company, from October 2013 to October 2015. Before joining Good Technology, Mr. Fior served in various capacities at Callidus Software Inc., a cloud software company, from September 2002 to July 2013, including as its Senior Vice President, Finance and Operations and Chief Financial Officer from April 2006 to May 2013, and as Vice President of Finance and Chief Financial Officer from September 2002 to April 2006. Mr. Fior holds a Bachelor of Commerce Degree from the University of Saskatchewan, Canada, and is a Chartered Accountant.

In connection with Mr. Fior’s appointment as CFO, the Company and Mr. Fior entered into an offer letter (the “Offer Letter”) dated July 26, 2016. Pursuant to the Offer Letter, Mr. Fior will be paid an annual base salary of $370,000 and will be eligible for an annual, discretionary bonus of up to 50% of his base salary. Mr. Fior will also be eligible for the Company’s standard benefits programs. The Offer Letter will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Pursuant to the Offer Letter, subject to the approval of the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Compensation Committee”), Mr. Fior will be granted restricted stock units (“RSUs”) to acquire 85,000 shares of the Company’s common stock (“Common Stock”) pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and an award agreement. The RSUs will be scheduled to vest as to 25% of the RSUs on the one year anniversary of Mr. Fior’s employment start date or other vesting commencement date as determined by the Board or the Compensation Committee (the “Vesting Commencement Date”), and as to 25% of the RSUs each year thereafter on the same day of the year as the Vesting Commencement Date.

Subject to the approval of the Board or the Compensation Committee, Mr. Fior will also be granted an option (the “Stock Option”) to purchase 185,000 shares of Common Stock pursuant to the 2013 Plan and an award agreement with an exercise price equal to the fair market value of the Common Stock on the date of grant. The Stock Option will be scheduled to vest as to 25% of the shares subject to the Stock Option on the one (1) year anniversary of the Vesting Commencement Date, and as to 1/48 of the shares subject to the Stock Option each month thereafter.

Mr. Fior will enter into the Company’s standard form of indemnification agreement, a copy of which was previously filed on February 14, 2014 as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 No. 333-193692 and the Company’s form of Change of Control Severance Agreement, as further described below.

There are no family relationships between Mr. Fior and any director or executive officer of the Company, and he has no indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 2, 2016, the Company entered into a Change of Control Severance Agreement (each, a “Change of Control Agreement”, and collectively, the “Change of Control Agreements”) with Steven Boal, the Company's Chief Executive Officer, Mir Aamir, the Company’s President and Chief Operating Officer and Ronald J. Fior, the Company’s future Chief Financial Officer (each, an “Executive”).

Each Change of Control Agreement has a three year term and any obligations of the Company will lapse upon the end of the term. Pursuant to the Change of Control Agreements, if the Executive’s employment with the Company is terminated without Cause (as such term is defined in the Change of Control Agreement) and not by reason of death or Disability (as such term is defined in the Change of Control Agreement), or, for Messrs. Boal and Aamir only, if the Executive terminates his employment with the Company for Good Reason, and, in any event, such termination does not occur within three months before or twelve months after a Change of Control (as such term is defined in the Change of Control Agreement) of the Company (the “Change of Control Period”), then provided the Executive signs and does not a revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, the Executive will receive the following: (i) a lump-sum payment (less applicable withholding taxes) equal to 100% for Messrs. Boal and Aamir and 75% for Mr. Fior, of the Executive’s annual base salary as in effect immediately prior to the Executive’s termination date, and (ii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of Executive’s termination of employment, multiplied by 12 for Messrs. Boal and Aamir and 9 for Mr. Fior. In addition, 25% of the shares subject to certain of Mr. Aamir’s outstanding equity awards will accelerate and become exercisable, to the extent applicable.

Pursuant to the terms of the Change of Control Agreement, if the Executive’s employment with the Company is terminated by the Company without Cause and not by reason of death or Disability or he terminates his employment with the Company for Good Reason (as such term is defined in the Change of Control Agreement), and, in any event, such termination occurs during the Change of Control Period, then provided the Executive signs and does not revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, the Executive will receive the following: (i) a lump-sum payment (less applicable withholding taxes) equal to 150% for Messrs. Boal and Aamir and 100% for Mr. Fior, of the Executive's annual base salary as in effect immediately prior to the Executive’s termination date or, if greater, at the level in effect immediately prior to the Change of Control; (ii) a lump-sum payment (less applicable withholding taxes) equal to 150% for Messrs. Boal and Aamir and 100% of Mr. Fior, of the Executive’s annual bonus for the year of termination at target level, as in effect immediately prior to the Executive’s termination date, or if greater, at the level in effect immediately prior to the Change of Control; (iii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue Executive’s group health coverage in effect on the date of the Executive’s termination of employment, multiplied by 18 for Messrs. Boal and Aamir and 12 for Mr. Fior; and (iv) 100% of the Executive’s then-outstanding and unvested Equity Awards (as such term is defined in the Change of Control Agreement) will become vested in full and in the case of stock options and stock appreciate rights, will become exercisable.

In the event that the severance and other benefits payable to the Executive constitutes “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the Executive’s severance benefits will be either (A) delivered in full or (B) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.

The foregoing description of the Change of Control Agreements does not purport to be complete and is qualified in its entirety by reference to the Change of Control Agreements, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Item 7.01 Regulation FD Disclosure

The Company issued a press release, dated August 2, 2016, regarding the financial results. The press release is furnished herewith as Exhibit 99.1.

The information set forth under Items 2.02 and 7.01, including Exhibit 99.1 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release, issued by Quotient Technology Inc. on August 2, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quotient Technology Inc.

By:	/s/ Connie Chen
Connie Chen
General Counsel

Date: August 2, 2016